Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of RespireRx Pharmaceuticals Inc. (the “Company”) of our report dated April 14, 2020, relating to our audits of the Company’s consolidated financial statements as of and for the years ended December 31, 2019 and 2018, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Our report contains an explanatory paragraph that states the Company has experienced losses, negative cash flows from operations, has limited capital resources, and a net stockholders’ deficiency. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our Firm under the heading “Experts” in the prospectus, which is part of this amended Registration Statement on Form S-1.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

October 26, 2020